Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Michael T. Prior
Tuesday, May 3, 2011		Chief Executive Officer
978-619-1300

Justin D. Benincasa
Chief Financial Officer
978-619-1300

Atlantic Tele-Network, Inc. Reports
First Quarter 2011 Results

Financial Highlights:

•      Total revenues were $188.2 million

•      Wireless service revenues were $159.3 million, or 85% of total revenues

•      Adjusted EBITDA was $35.4 million

•      Operating income was $10.4 million

Beverly, MA (May 3, 2011) — Atlantic Tele-Network, Inc. (NASDAQ: ATNI), today reported results for the first quarter ended March 31, 2011.

First Quarter 2011 Financial Results

“As expected, first quarter operating results continued to be impacted by transition initiatives and overlapping expenses related to our acquisition of certain former Alltel wireless assets. However, we were pleased that certain metrics, including Adjusted EBITDA and operating income, showed sequential improvement over fourth quarter 2010 levels. This reflected reductions in several expense categories related to our U.S. wireless business and resulted in the expansion of our Adjusted EBITDA margin for this segment from 16% in the fourth quarter of 2010 to 18% this quarter,” said Michael T. Prior, Chief Executive Officer. “Looking ahead, we believe that second quarter 2011 results are likely to be our most challenging of the year, as we absorb the full expense of the final stage of our transition efforts, continue to experience customer attrition, and we work through any short-term difficulties that may arise during the systems conversion which is scheduled to be completed in the middle of this year. By contrast, second half 2011 operating results are expected to show marked improvement, demonstrating our ability to generate significantly improved EBITDA margins once the transition is completed.”

Total revenues for the first quarter were $188.2 million, compared to $54.8 million for the first quarter of 2010, an increase of 243%. Total wireless service revenues represented $159.3 million, or 85% of total revenue. This significant increase over last year’s first quarter total revenues was primarily a result of the Company’s acquisition of certain former Alltel wireless assets, which was completed on April 26, 2010. U.S. Wireless service revenues were $144.4 million, or 77% of total revenues, for the quarter.

Adjusted EBITDA(1) for the 2011 first quarter was $35.4 million compared to $22.3 million in the 2010 first quarter and $31.3 million in the 2010 fourth quarter. Consistent with the past several quarters, first quarter

(1)    See Table 5 for reconciliation of Net Income to Adjusted EBITDA.

2011 U.S. Wireless segment results were impacted by significant costs associated with the transition of the recently acquired Alltel wireless assets. We estimate that duplicate transition-related expenses and the net impact of other one-time items were approximately $9.3 million this quarter.

Total operating income for the first quarter of 2011 was $10.4 million compared to $7.4 million in last year’s first quarter and $9.3 million in the 2010 fourth quarter. First quarter 2011 operating income included a $14.7 million increase in depreciation and amortization expenses over the prior year’s first quarter and $0.3 million in acquisition-related charges. Last year’s first quarter operating income included $4.8 million in acquisition-related charges. Net income attributable to ATN’s stockholders was $4.5 million, or $0.29 per diluted share, as compared to $4.0 million, or $0.26 per diluted share, in the first quarter of 2010 and $3.3 million, or $0.21 per share in the 2010 fourth quarter.

“Building the stability and value of our domestic retail customer base remains a high priority, and we have implemented several initiatives that expand the array of available devices, improve network quality for voice and high speed data and provide our customers with affordable and flexible wireless plans, “ Mr. Prior noted. “Our ability to customize offerings and fully utilize our point of sale opportunities with customers, however, has been limited during the transition period. In the second half of 2011, with the transition behind us, we expect to take advantage of the significant marketing expertise we have within our organization as well as the existing Alltel brand equity to work on reducing churn and improving sales metrics throughout our domestic wireless markets.

“International operations and U.S. Wireline operations showed steady progress in this year’s first quarter,” Mr. Prior said. “International revenues benefited from an 8% increase in the number of wireless subscribers over last year’s first quarter; and US Wireline saw a modest uptick overall from growth in our wholesale capacity business in the New York State.”

First Quarter 2011 Operating Highlights

U.S. Wireless Service Revenues

U.S. wireless service revenues include voice and data service revenues from the Company’s prepaid and postpaid retail operations as well as its wholesale roaming operations. Total service revenues from the U.S. wireless businesses amounted to $144.4 million in the first quarter of 2011, compared to $22.9 million in the first quarter of 2010. Total service revenues from the acquired Alltel properties for the quarter were $121.9 million.

U.S. Retail wireless service revenues were $99.7 million for the quarter ended March 31, 2011. The Company did not have a U.S. retail wireless business in the first quarter of 2010. At the end of the 2011 first quarter, the Company had approximately 674,000 U.S. retail subscribers, of which approximately 504,000 were postpaid subscribers and approximately 170,000 were prepaid subscribers. Additional operating data on our U.S. retail wireless business can be found in Table 4 of this release.

U.S. Wholesale wireless revenues were $44.7 million, an increase of 95% over the $22.9 million reported in the first quarter of 2010. Wholesale revenues from the acquired Alltel properties were $22.3 million. Data revenues accounted for 40% of wholesale wireless revenues for the quarter, compared to 22% a year earlier.  As expected, wholesale revenues in legacy “roam only” markets were marginally impacted by revenue lost as a result of AT&T’s acquisition and network conversion of certain former Alltel markets.  The Company expects this lost revenue amount to increase and to continue to negatively impact wholesale wireless revenues in coming quarters, likely more than offsetting any organic year-on-year growth in this revenue stream.

International Wireless Revenues

International wireless revenues include retail and wholesale voice and data wireless revenues from international operations in Bermuda and the Caribbean, including Guyana. Total revenues from international wireless (which includes revenues from fixed wireless data services) amounted to $14.9 million in the first quarter of 2011, an increase of $4.0 million, or 37%, over the $10.9 million reported in the first quarter of 2010. This increase primarily resulted from growth in the number of wireless subscribers in Guyana and expansion elsewhere in the Caribbean.  International wireless revenue is expected to show an even larger increase over the next four quarters, mainly as a result of the business combination in Bermuda that the Company announced this morning in a separate release.

Wireline Revenues

Wireline revenues are generated by the Company’s wireline operations in Guyana, including international telephone calls in and out of that country, its integrated voice and data operations in New England and its wholesale transport operations in New York State. Total revenues from wireline amounted to $20.7 million in the first quarter of 2011, a slight increase of $0.2 million from $20.5 million reported in the first quarter of 2010.  A decline in long distance revenue in Guyana was offset by data revenue growth in Guyana and wholesale capacity revenue growth in New York State.

Reportable Operating Segments

The Company has four reportable segments: i) U.S. Wireless, ii) International Integrated Telephony, which operates in Guyana, iii) U.S. Wireline and iv) Island Wireless, which generates its revenues and has its assets located in Bermuda and the Caribbean. Financial data on our reportable operating segments for the three months ended March 31, 2011 are as follows:

		International
	U.S.	Integrated	U.S.	Island	Reconciling
	Wireless	Telephony	Wireline	Wireless	Items (1)	Total

Total Revenue	$152,106	$22,249	$5,030	$8,769	$—	$188,154
Adjusted EBITDA	27,835	10,791	746	190	(4,131)	35,431
Operating Income (Loss)	10,427	6,244	(40)	(1,663)	(4,578)	10,390

(1)  Reconciling items are comprised of corporate general and administrative costs and acquisition-related charges.

Balance Sheet and Cash Flow Highlights

Cash and cash equivalents at March 31, 2011 were $47.0 million. Long-term debt was $277.5 million. For the quarter ended March 31, 2011, net cash provided by operating activities was $21.0 million and capital expenditures were $16.3 million. The Company still expects full year 2011 capital expenditures to approximate $105 to $120 million, of which $70 to $80 million is expected to be allocated to the U.S. Wireless segment.

Conference Call Information

Atlantic Tele-Network will host a conference call tomorrow, Wednesday, May 4, 2011 at 9:00 a.m. Eastern Time (ET) to discuss its first quarter results for 2011. The call will be hosted by Michael Prior, President and Chief Executive Officer, and Justin Benincasa, Chief Financial Officer. The dial-in numbers are US/Canada: 877-734-4582 and International: 678-905-9376, conference ID 60752751. The conference call will also be simulcast online (listen only) at ir.atni.com.  A replay of the call will be available at ir.atni.com beginning at 1:00 p.m. (ET) May 4, 2011.

About Atlantic Tele-Network

Atlantic Tele-Network, Inc. (NASDAQ:ATNI), headquartered in Beverly, Massachusetts, provides telecommunications services to rural, niche and other under-served markets and geographies in the United States, Bermuda and the Caribbean. Through our operating subsidiaries, we provide both wireless and wireline connectivity to residential and business customers, including a range of mobile wireless solutions, local exchange services and broadband internet services and are the owner and operator of terrestrial and submarine fiber optic transport systems.  For more information, please visit www.atni.com.

Cautionary Language Concerning Forward Looking Statements

This press release contains forward-looking statements relating to, among other matters, our future financial performance and results of operations; the competitive environment in our key markets, demand for our services and industry trends; the outcome of regulatory matters; our continued access to the credit and capital markets; the pace of our network expansion and improvement, including our level of estimated future capital expenditures and our realization of the benefits of these investments; and management’s plans and strategy for the future. These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events or results.  Actual future events and results could differ materially from the events and results indicated in these statements as a result of many factors, including, among others, (1) our ability to operate a large scale retail wireless business in the United States and complete the timely and efficient integration of these operations into our existing operations; (2)  the general performance of our U.S. operations, including operating margins, and the future retention and turnover of the our subscriber base; (3) our ability to maintain favorable roaming arrangements; (4) increased competition; (5) economic, political and other risks facing our foreign operations; (6) the loss of certain FCC and other licenses and other regulatory changes affecting our businesses; (7) rapid and significant technological changes in the telecommunications industry; (8) any loss of any key members of management; (9) our reliance on a limited number of key suppliers and vendors for timely supply of equipment and services relating to our network infrastructure and retail wireless business; (10) the adequacy and expansion capabilities of our network capacity and customer service system to support our customer growth; (11) the occurrence of severe weather and natural catastrophes; (12) the current difficult global economic environment, along with difficult and volatile conditions in the capital and credit markets; and (13) our ability to realize the value that we believe exists in businesses that we may or have acquired. These and other additional factors that may cause actual future events and results to differ materially from the events and results indicated in the forward-looking statements above are set forth more fully under Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 16, 2011. The Company undertakes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors that may affect such forward-looking statements.

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this news release also contains non-GAAP financial measures. Specifically, ATN has presented Adjusted EBITDA and ARPU measures. Adjusted EBITDA is defined as net income attributable to ATN, Inc. stockholders before interest, taxes, depreciation and amortization, acquisition related charges, other income, bargain purchase gain, net income attributable to non-controlling interests, and equity in earnings of unconsolidated affiliates. ARPU, or monthly average revenue per subscriber/unit, is computed by dividing total retail service revenues per period by the weighted average number of subscribers with service during that period, and then dividing that result by the number of months in the period.  The Company believes that the inclusion of these non-GAAP financial measures helps investors to gain a meaningful understanding of the Company’s core operating results and enhance comparing such performance with prior periods, without the distortion of the recent increased expenses associated with the Alltel transaction. ATN’s management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing such performance to that of prior periods. The non-GAAP financial measures included in this news release are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. Reconciliations of the non-GAAP financial measures used in this news release to the most directly comparable GAAP financial measures are set forth in the text of, and the accompanying tables to, this news release.

Table 1

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Balance Sheets

(in Thousands)

	March 31,	December 31,
	2011	2010
Assets:
Cash and Cash Equivalents	$47,043	$37,330
Other Current Assets	100,803	116,959

Total Current Assets	147,846	154,289

Fixed Assets, net	457,981	463,891
Goodwill and Other Intangible Assets, net	185,107	187,762
Other Assets	22,964	22,254

Total Assets	$813,898	$828,196

Liabilities and Stockholders’ Equity: Current Liabilities	$118,837	$138,302

Long Term Debt, Net of Current Portion	277,492	272,049
Other Liabilities	86,024	88,809

Total Liabilities	482,353	499,160

Stockholders’ Equity	331,545	329,036

Total Liabilities and Stockholders’ Equity	$813,898	$828,196

Table 2

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Statements of Operations

(in Thousands, Except per Share Data)

	Three Months Ended
	March 31,
	2011	2010 (a)
Revenues:
U.S. Wireless Services:
Retail	$99,669	$—
Wholesale	44,697	22,936
International Wireless	14,943	10,918
Wireline	20,671	20,520
Equipment and Other	8,174	458

Total Revenue	188,154	54,832

Operating Expenses:
Termination and Access Fees	51,975	11,256
Engineering and Operations	21,835	6,412
Sales, Marketing and Customer Services	32,108	3,394
Equipment Expense	21,192	713
General and Administrative	25,613	10,773
Acquisition-Related Charges	250	4,793
Depreciation and Amortization	24,791	10,069

Total Operating Expenses	177,764	47,410

Operating Income	10,390	7,422

Other Income (Expense):
Interest Expense, net	(3,692)	(1,112)
Other Income	595	4
Equity in Earnings of Unconsolidated Affiliates	516	—

Other Income (Expense), net	(2,581)	(1,108)

Income Before Income Taxes	7,809	6,314
Income Taxes	3,830	2,456

Net Income	3,979	3,858

Net Loss (Income) Attributable to Non-Controlling Interests, net of tax	518	148

Net Income Attributable to Atlantic Tele-Network, Inc. Stockholders	$4,497	$4,006

Net Income Per Weighted Average Share Attributable to Atlantic Tele-Network, Inc. Stockholders:
Basic	$0.29	$0.26
Diluted	$0.29	$0.26
Weighted Average Common Shares Outstanding:
Basic	15,384	15,260
Diluted	15,485	15,447

a)     Certain reclassifications have been made to prior period amounts to conform to the current presentation

Table 3

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Cash Flow Statement

(in Thousands)

	Three Months Ended March 31,
	2011	2010

Net Income	$3,979	$3,858
Gain on Bargain Purchase, Net of Tax	—	—
Depreciation and Amortization	24,791	10,069
Change in Working Capital	(12,772)	(4,108)
Other	4,996	269

Net Cash Provided by Operating Activities	20,994	10,088

Capital Expenditures	(16,270)	(16,889)
Acquisitions of Businesses, Net of Cash Acquired	—	(57)
Other	467	2,862

Net Cash Used by Investing Activities	(15,803)	(14,084)

Borrowings Under Credit Facility	11,000	—
Principal Repayments of Long Term Debt	(3,048)	(923)
Payment of Debt Issuance Costs	—	(3,339)
Dividends Paid on Common Stock	(3,384)	(3,055)
Distributions to Non-Controlling Interests	(462)	(31)
Other	416	125

Net Cash Used by Financing Activities	4,522	(7,223)

Net Change in Cash and Cash Equivalents	9,713	(11,219)

Cash and Cash Equivalents, Beginning of Period	37,330	90,247

Cash and Cash Equivalents, End of Period	$47,043	$79,028

Table 4

ATLANTIC TELE-NETWORK, INC.

Operating Data for U.S. Retail Wireless Operations

Three Months Ended:	JUN 2010	SEP 2010	DEC 2010	MAR 2011

Beginning Subscribers	827,370	807,327	766,556	717,745
Prepay	242,385	230,334	216,854	194,795
Postpay	584,985	576,993	549,702	522,950

Gross Additions	44,208	64,118	51,882	46,680
Prepay	25,892	37,527	27,136	19,922
Postpay	18,316	26,591	24,746	26,758

Net Additions	(20,043)	(40,771)	(48,811)	(43,665)
Prepay	(12,051)	(13,480)	(22,059)	(25,122)
Postpay	(7,992)	(27,291)	(26,752)	(18,543)

Ending Subscribers	807,327	766,556	717,745	674,080
Prepay	230,334	216,854	194,795	169,673
Postpay	576,993	549,702	522,950	504,407

Note: Beginning subscribers for quarter ended June 30, 2010 are as of April 30, 2010 following the close of the Alltel transaction on April 26, 2010.

ATLANTIC TELE-NETWORK, INC.

U.S. Retail Wireless Operations Key Performance Indicators

Three Months Ended:	JUN 2010	SEP 2010	DEC 2010	MAR 2011

Average Subscribers (weighted monthly)	821,637	786,295	741,228	695,399

Monthly Average Revenues per Subscriber/Unit (ARPU)

• Subscriber ARPU	$45.13	$45.67	$45.88	$47.23

• Postpaid Subscriber ARPU	$53.85	$53.81	$53.71	$53.78

Monthly Postpay Subscriber Churn	2.24%	3.16%	3.18%	2.93%

Monthly Blended Subscriber Churn	3.85%	4.41%	4.48%	4.29%

Table 5

ATLANTIC TELE-NETWORK, INC.

Reconciliation of Non-GAAP Measures

(In Thousands)

Reconciliation of Net Income to Adjusted EBITDA for the Three Months Ended December 31, 2009 and 2010

Three Months Ended March 31, 2010

	U.S Wireless	International Integrated Telephony	U.S. Wireline	Island Wireless	Reconciling Items	Total

Net Income Attributable to Atlantic Tele-Network, Inc. Stockholders						$4,006

Net Income Attributable to Non-Controlling Interests, net of tax						(148)

Income Taxes						2,456

Other Income						(4)

Interest Expense, net						1,112

Operating Income (Loss)	$9,069	$7,456	$(115)	$(998)	$(7,990)	$7,422
Depreciation and Amortization	4,070	4,283	699	976	41	10,069

Acquisition-Related Charges	—	—	—	—	4,793	4,793
Adjusted EBITDA	$13,139	$11,739	$584	$(22)	$(3,156)	$22,284

Three Months Ended March 31, 2011

	U.S Wireless	International Integrated Telephony	U.S. Wireline	Island Wireless	Reconciling Items	Total

Net Income Attributable to Atlantic Tele-Network, Inc. Stockholders						$4,497

Net Loss Attributable to Non-Controlling Interests, net of tax						(518)

Income Taxes						3,830

Equity in Earnings of Unconsolidated Affiliates						(516)

Other Income						(595)

Interest Expense, net						3,692

Operating Income (Loss)	$10,427	$6,244	$(40)	$(1,663)	$(4,578)	$10,390
Depreciation and Amortization	17,408	4,547	786	1,853	197	24,791

Acquisition-Related Charges	—	—	—	—	250	250
Adjusted EBITDA	$27,835	$10,791	$746	$190	$(4,131)	$35,431